Exhibit 10.18

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of April 30, 2003 is made by and among TDK MEDIACTIVE, INC., a Delaware corporation (“TMA Delaware”), TDK MEDIACTIVE, INC., a California corporation (“TMA California”) (collectively, hereunder, “Borrower”), and TDK USA CORPORATION, a New York corporation (“Lender”).

A. TMA Delaware and Lender are parties to that certain Loan and Security Agreement dated as of March 29, 2001 (as later amended, the “Original Loan Agreement”) pursuant to which Lender agreed to loan and TMA Delaware agreed to borrow up to the original sum of Eight Million Dollars ($8,000,000), and TMA Delaware executed in favor of Lender that Promissory Note dated March 29, 2001 (as later amended, the “Original Note”); and

B. Pursuant to that First Amendment to Loan and Security Agreement dated as of August 24, 2001, TMA Delaware and Lender agreed to amend the Original Loan Agreement and the Original Note to increase the maximum amount of the credit extended to TMA Delaware under the Original Loan Agreement to Twenty Million Dollars ($20,000,000) and extend the latest maturity date from March 31, 2001 to March 31, 2002; and

C. Pursuant to that Second Amendment to Loan and Security Agreement dated as of March 31, 2002, TMA Delaware and Lender agreed to extend the maturity of the Original Loan Agreement and the Original Note to April 30, 2002; and

D. Pursuant to that Third Amendment to Loan and Security Agreement dated as of April 30, 2002, TMA Delaware and Lender agreed to increase the maximum amount of the credit that may be extended to TMA Delaware under the Original Loan Agreement to Thirty Million Dollars ($30,000,000) and to extend the maturity of the Original Loan Agreement and the Original Note to March 31, 2003; and

E. Pursuant to that Fourth Amendment to Loan and Security Agreement dated as of March 31, 2003, TMA Delaware and Lender agreed to extend the maturity of the Original Loan Agreement and the Original Note to April 30, 2003; and

F. The parties to this Agreement have always intended that the borrowings under the Original Agreement, as amended, and the Original Note, as amended, be made by TMA Delaware and TMA California on a joint and several, consolidated basis and that the grants of security interests under the Original Agreement, as amended, be made on a joint and several basis.

G. Borrower has requested Lender to amend and restate the Original Loan Agreement and the Original Note to increase the maximum amount of the credit that may be extended to Borrower under the Original Loan Agreement to Thirty-Seven

Million Dollars ($37,000,000) and to extend the maturity of the Original Loan Agreement and the Original Note to March 31, 2004; and

H. Lender is willing to amend and restate the Original Loan Agreement and Original Note subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

1. Subject to the terms and conditions of this Agreement, Lender agrees to make cash advances (individually an “Advance” and collectively the “Advances”) to Borrower (with Borrower’s directing disbursement, by joint written notice to Lender, to either TMA California or TMA Delaware, or a combination of the two) from the date hereof until March 31, 2004 (the “Maturity Date”). The aggregate principal amount of (i) all outstanding Advances, plus (ii) the outstanding undrawn balance of any outstanding letters of credit that may be opened from time to time for the account of Lender, at Lender’s discretion, in favor of a third party for commercial transactions between Borrower (or either of them) on one hand and such third party on the other hand (“Letters of Credit”) plus (iii) the outstanding amount that Lender has reimbursed the issuing bank in connection with any Letter of Credit but for which Lender has not been reimbursed by Borrower, shall not exceed at any one time the sum of Thirty-Seven Million United States Dollars (US$37,000,000); provided that Lender has no obligation whatsoever to disburse any Advance that would cause the aggregate outstanding principal amount of the Advances to exceed Twenty-Five Million United States Dollars (US$25,000,000), any disbursement in excess of that amount (“Uncommitted Advances”) being at the sole discretion of Lender but nevertheless entitled to the full benefits of this Agreement for Lender. Notwithstanding the foregoing, if the aggregate outstanding principal balance of Advances as of the end of any month in which the Loan is outstanding exceeds the Forecasted Loan Balance for such month, then (i) Lender shall have no obligation to lend any additional principal to Borrower while such balance exceeds the Forecasted Loan Balance and (ii) within fifteen (15) days of Borrower’s receipt of notice from Lender to do so, given at Lender’s option, Borrower shall prepay principal of the Loan in an amount that will cause the aggregate outstanding principal balance of the Loan not to exceed such Forecasted Loan Balance. Each Advance shall be made on a day (not including Saturday or Sunday) on which Lender’s bank is open for business (“Banking Day”) and shall be requested by Borrower in a letter signed by an authorized officer of each person constituting Borrower hereunder, and delivered to Lender at least two (2) Banking Days’ prior to the proposed date of borrowing. Each written notice shall specify (i) the proposed date, (ii) the amount of the Advance, and (iii) the account of Borrower to which funds are to be disbursed. Each Advance must be at least $50,000, and Lender shall not be obligated to make more than one (1) Advance in any calendar month.

2. The Loan shall be evidenced by a promissory note in the form of Exhibit “A” attached hereto (the “Note”). Lender shall maintain on its books an account in Borrower’s name showing the amount of Advances made hereunder, to whom, repayments and reimbursements for drawings, computation and payment of interest, and other amounts due and paid hereunder. This account shall be conclusive and binding on Borrower as to the amount at any time due to Lender except in the case of manifest error in computation.

3. Borrower shall repay the Loan in accordance with the Note. Borrower shall use the Loan only for its working capital purposes.

4. As security for the due and punctual payment of each sum now or hereafter due whether on the Maturity Date, by acceleration or otherwise (including the payment of amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)) from Borrower to Lender, and for the due and punctual performance of each and every obligation now or hereafter existing of Borrower to Lender, pursuant to the provisions of this Agreement and the Note for principal, interest (including without limitation interest which, but for the filing of a petition in bankruptcy with respect to Borrower, would accrue on such obligations), expenses or otherwise, due or to become due, liquidated or unliquidated, and arising by operation of law or otherwise, (collectively, the “Obligations”), Borrower (and, for the avoidance of doubt, each of them) hereby grants to Lender a continuing security interest in all of the following described property and any and all proceeds and products thereof (all such property and proceeds being hereafter referred to as the “Collateral”), whether now or hereafter existing, and in which such person constituting Borrower hereunder now has or hereafter has any right, title or interest:

(a) Inventory, Accounts, Documents, Equipment, Deposit Accounts, Instruments, Fixtures, General Intangibles, Chattel Paper, whether now held or hereafter acquired (including all returns, rejections and repossessions and whether raw materials, work in progress, or materials used or consumed in Borrower’s business), whether or not such be in the actual or constructive possession of Borrower, and all insurance proceeds of any and all of the foregoing (all capitalized terms in this paragraph (a) shall have the respective meanings assigned thereto in the California Commercial Code);

(b) Any and all of Borrower’s books and records regarding any of the foregoing Collateral;

(c) Any and all proceeds and products of any and all of the foregoing.

5. Each person constituting Borrower hereunder represents and warrants that:

(a) The execution and delivery of this Agreement has been authorized by all necessary corporate action of it, including without limitation the approval of its independent director (or directors, if more than one) of its board of directors.

(b) It is (or, with respect to after-acquired property, will be when acquired) the legal and beneficial owner of the Collateral free and clear of any lien,

security interest, charge or encumbrance except for the security interest created by this Agreement. Without limiting the foregoing, it represents and warrants to Lender that the security interest of Silicon Valley Bank (dba Silicon Valley Financial Services) in assets of Borrower has been terminated.

(c) Its chief place of business and the books and records relating to the Collateral are located at the address set forth below and it will not change any of the same without prior written notice to Lender;

4373 Park Terrace Drive, Westlake Village, California 91361

6. Each person constituting Borrower hereunder shall:

(a) prior to the first Advance, have provided evidence satisfactory to Lender that the financing statement of Lender has been filed in the Office of the Secretary of State of Delaware in first priority position and in the Office of the Secretary of State of California in first priority position.

(b) as soon as available, but in any event within 90 days after the end of each fiscal year, provide to Lender a copy of its consolidated balance sheet as at the end of such year and the related statements of earnings and stockholders’ equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, audited by an independent certified public accounting firm of nationally recognized standing; notwithstanding the foregoing, Lender hereby agrees that the financial information filed with the Securities and Exchange Commission (the “SEC”) by Borrower pursuant to a Form 10K shall satisfy the requirement in this Section 6(b), provided that Lender is furnished with a copy of such filing within such 90 day period;

(c) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year, provide to Lender (A) its unaudited balance sheet as at the end of such quarter and in comparative form the figures for the end of such quarter for the previous fiscal year, (B) its unaudited statement of earnings for such quarter and the portion of the fiscal year through the end of such quarter, and in comparative form the figures of such quarter for the previous year and (C) its statement of cash flows for the portion of the fiscal year through the end of such quarter, and in comparative form the figures of such quarter for the previous year, certified by its chief financial officer as fairly presenting in all material respects its assets, liabilities, financial condition and results of operations (subject to normal year-end audit adjustments); notwithstanding the foregoing, Lender hereby agrees that the financial information filed with the SEC by Borrower pursuant to a Form 10Q shall satisfy the requirement in this Section 6(c), provided that Lender is furnished with a copy of such filing within such 45 day period;

(d) keep proper books of records and account in which full, true and correct entries in conformity with generally accepted accounting principles, consistently applied (“GAAP”), of all dealings and transactions in relation to its business and activities; and, upon reasonable prior notice from Lender to such person constituting Borrower hereunder and when reasonably deemed advisable by Lender, permit (i) Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and (ii) its officers and employees and its independent certified public accountants to discuss with Lender its business, operations, properties and financial and other condition;

(e) promptly after the commencement thereof, give notice to Lender of all actions, attachments, suits, proceedings or other legal process before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting such person constituting Borrower hereunder, which, if determined adversely to such person, could have a material adverse effect on its financial condition, properties, liabilities, or operations or in any way affect the value of the Collateral or the rights and remedies of Lender in respect thereto;

(f) notify Lender within ten (10) days of any (and any change in) trade names or fictional business names used by such person constituting Borrower hereunder;

(g) comply with (i) all applicable statutes, regulations, franchises, and orders of, and all applicable restrictions imposed by, any governmental body, in respect of the conduct of its business and the ownership of its properties (including without limitation all environmental laws and all applicable statutes, rules, ordinances, regulations and orders relating to fair labor standards, equal employment opportunities and occupational health and safety) and (ii) all terms of any material mortgage, indenture, contract, agreement or instrument, applicable to such person constituting Borrower hereunder or any of its properties, except in either case for such instances of non-compliance as could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on it;

(h) cause Indebtedness not to exceed Thirty-Seven Million Dollars ($37,000,000) at any time while the Loan is outstanding;

(i) maintain a Current Ratio of at least 0.70:1.00 as of June 30, 2003, 0.70:1.00 as of September 30, 2003, 0.60:1.00 as of December 31, 2003, and 0.53:1.00 as of March 31, 2004;

(j) reimburse Lender upon demand for any and all costs, including without limitation reasonable attorneys’ and accountants’ fees, and other expenses incurred in collecting any sums payable by Borrower under any Obligation, enforcing or defending any term or provision of this Agreement or otherwise or in the checking, custody, preservation, use, handling and collection of the Collateral (from any person whomsoever) and the negotiation, preparation, enforcement, and defense of any agreement relating thereto;

(k) notify Lender within ten (10) days of each location at which the Collateral is or will be kept and of any removal thereof to a new location, including without limitation each office of Borrower at which records relating to the Collateral are kept;

(l) promptly give notice to Lender of the occurrence of any Event of Default (as defined below) or any event which with the giving of notice or the lapse of time, or both, would constitute an Event of Default, and the action such person constituting Borrower hereunder proposes to take with respect thereto;

(m) after an Event of Default shall occur and be continuing, segregate the Collateral and all proceeds of the Collateral, and hold the same in trust as the exclusive property of Lender, and promptly deliver to Lender the Collateral received, the same to be held by Lender as Collateral hereunder or, at Lender’s option, to be applied to payment of any of the Obligations, whether or not due and in any order;

(n) join with Lender at its request from time to time in executing financing statements, amendments thereto and continuation statements, and execute and deliver to Lender further documents and instruments and do such other acts and things as Lender may reasonably request in order to effectuate fully the purpose and intent of this Agreement, and for such purpose, Lender is hereby appointed as such person’s attorney-in-fact for the purposes described in this paragraph, such power of attorney being coupled with an interest and accordingly irrevocable;

(o) account to Lender in reasonable detail for such person’s expenditures of Advances, including without limitation its expenditures on software titles on or after the date of this Agreement using proceeds of Advances;

(p) furnish to Lender, upon request, such other information relating to such person’s affairs, operations and/or the financial condition as Lender may from time to time reasonably request, including without limitation details of such person’s selling, general and administrative expenses, research and development expenses, and cash flows, in form satisfactory to Lender, and each person constituting Borrower hereunder agrees that it would be reasonable for Lender’s inquiries to be to the extent of a monthly financial review, with weekly inquiries and provision of information by Borrower during peak expenditure periods;

(q) maintain a Net Sales/Net Assets Ratio of not less than 1.40:1.00 as of June 30, 2003, 1.20:1.00 as of September 30, 2003, 2.10:1.00 as of December 31, 2003, and 3.00:1.00 as of March 31, 2004;

(r) pay to Lender one-tenth of one percent (0.10%) of the face amount of each Letter of Credit, within fifteen (15) days of the opening of such Letter of Credit;

(s) cause Development Payments to be incurred during the period from April 1, 2003 through March 31, 2004, for video games that were released and/or cancelled during the fiscal year ended March 31, 2003, not to exceed $275,000;

(t) cause Development Payments to be incurred during the period from April 1, 2003 through March 31, 2004, for video games to be released during the fiscal year ended March 31, 2004, not to exceed $10,179.000;

(u) cause Development Payments to be incurred during the period from April 1, 2003 through March 31, 2004, for video games to be released during the fiscal year ended March 31, 2005, not to exceed $2,000,000;

(v) without limiting paragraph (p) above, submit to Lender a report certified by TMA Delaware’s Chief Financial Officer not later than the fifteenth (15th) day of each month describing Borrower’s compliance, on a consolidated basis, as to the immediately preceding month with the provisions of Sections 6(h), 6(i) and 6(q) of this Agreement (as to Sections 6(i) and 6(q) of this Agreement, as if the requirements of that Section applied as of the end of such immediately preceding month) and, if there is any noncompliance as of the date of such report, the reasons for such noncompliance and full details of Borrower’s proposed corrective measures to bring Borrower into compliance with those requirements;

(w) without limiting paragraph (p) above, submit to Lender a report certified by TMA Delaware’s Chief Financial Officer not later than Wednesday of each week, as to the immediately preceding week, in form reasonably satisfactory to Lender, Borrower’s sell through report, on a consolidated basis; and

(x) without limiting paragraph (p) above, submit to Lender a report certified by TMA Delaware’s Chief Financial Officer not later than the fifteenth (15th) day of each month describing, as to the immediately preceding month, in form reasonably satisfactory to Lender, Borrower’s (on a consolidated basis, in each instance) (1) cash flow (using the direct method) results compared with budget, with detailed explanation of variances from budget; (2) detailed accounts receivable aging (as of the end of such immediately preceding month); (3) detailed inventory listing (by title) (as of the end of such immediately preceding month); (4) management report, including balance sheet (as of the end of such immediately preceding month) and profit and loss statement (as to such immediately preceding month); and (6) Development Payments incurred during such immediately preceding month, broken down by the categories described in Subsections 6(s), 6(t) and 6(u) of this Agreement.

7. No person constituting Borrower hereunder shall, without the prior consent of Lender:

(a) sell, lease, assign, transfer, or otherwise dispose of any of its now owned or hereafter acquired assets in excess of $100,000 except: (1) inventory disposed of in the ordinary course of business; and (2) assets no longer used or useful in the conduct of its business;

(b) assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any person against loss) for obligations of any person, except (i) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) guaranties that would not have a materially adverse effect on its ability to carry out its obligations under the Loan Documents;

(c) create or suffer to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Collateral to secure debt or other obligations of any person or entity, except for security interests in favor of Lender;

(d) enter into any agreement or commitment to acquire rights to or to otherwise develop any software product titles not identified in the product development schedule furnished to Lender coincident with the signing of this Agreement, except for not yet identified online and/or cellular phone related projects not to exceed $150,000 in the aggregate;

(e) amend, modify, or waive any provision of that certain Warrant Agreement dated July 1, 1996 between TMA Delaware (under its prior name of Sound Source Interactive, Inc.) and Corporate Stock Transfer Company or to redeem or call any of the warrants issued pursuant to such Warrant Agreement.

8. All such financial statements furnished by Borrower hereunder shall be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein).

9. Except as otherwise permitted by this Agreement, neither person constituting Borrower hereunder shall: sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except that prior to the exercise of rights by Lender during the continuance of an Event of Default hereunder, such person may sell inventory and otherwise use the Collateral in the ordinary course of its business and in accordance with its past practices.

10. Any of the following events shall constitute a default (each an “Event of Default”) under this Agreement:

(a) failure of Borrower to perform any of Borrower’s obligations under this Agreement (other than failure to pay amounts owed under the Note) that continue unremedied for a period of thirty (30) days after notice thereof to Borrower; or

(b) failure of Borrower to pay amounts owed under the Note that continues unremedied for a period of five (5) days;

(c) Any representation or warranty made by Borrower (or either of them) in this Agreement shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made; or

(d) Either person constituting Borrower hereunder (a) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (b) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (c) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of sixty (60) days or more; or (d) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (e) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more; or (f) make any bulk sale of its property; or (g) suspend active business operations; or

(e) Either person constituting Borrower hereunder (a) fails to pay any of its Indebtedness for borrowed money in excess of $100,000 (other than the Note) or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) after the expiration of any applicable cure period, or (b) fails to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

Upon the occurrence and during the continuance of an Event of Default under this Agreement, Lender at its option and without notice to Borrower (or either of them) may do any one or more of the following:

(i) immediately or from time to time take possession of any or all of the Collateral, wherever it may be found, using all reasonable force to do so, or from time to time require each person constituting Borrower hereunder, at such person’s expense, to assemble any or all of the Collateral, and make it available to Lender at a place designated by Lender which is reasonably convenient to such person and Lender;

(ii) terminate any obligation to make further Advances or renew existing Advances hereunder;

(iii) from time to time proceed in the foreclosure of Lender’s security interest in any or all of the Collateral in any manner permitted by law or provided for herein;

(iv) sell, lease or otherwise dispose of any or all of the Collateral at public or private sale, with or without having any or all of the Collateral at the place of sale, upon terms and in such manner as Lender may reasonably determine, and Lender may purchase any or all of the Collateral sold at any such sale;

(v) retain all or any of the Collateral in full satisfaction of the Obligations;

(vi) appropriate, set off and apply to the payment of any or all of the Obligations, any or all Collateral in or coming into the possession of Lender or its agents and belonging or owing to such person, without notice to it, and in such manner as Lender may in its reasonable discretion determine;

(vii) receive, take, endorse, assign, deliver, accept and deposit, in its or Borrower’s name (or either of their names), any or all checks, notes, drafts, remittances and other instruments and documents relating to the Collateral;

(viii) take or bring, in Lender’s or Borrower’s name (or either of their names), all steps, actions, suits or proceedings reasonably deemed by Lender necessary or desirable to effect collection of the Collateral;

(ix) execute in such person’s name and on such person’s behalf any UCC financing statements or amendments thereto relating to the Collateral;

(x) settle, compromise or release, in whole or in part, any amounts owing on the Collateral, prosecute any action, suit or proceeding with respect to the Collateral, extend the time of payment of any and all Collateral, make allowances and adjustments with respect thereto, issue credits in Lender’s or such person’s name;

(xi) exercise any or all other rights or remedies available to Lender in accordance with the Uniform Commercial Code as from time to time in effect in the state in which the Collateral is located; and

(xii) exercise any or all rights of Lender pursuant to this Agreement, or now or hereafter existing at law, in equity or by statute in such order, at such times and in such manner as Lender, may, in its reasonable judgment, determine.

If a sufficient sum is not realized from any disposition of Collateral to pay all obligations secured hereby, each person constituting Borrower hereunder hereby promises and agrees to pay Lender any deficiency upon demand. If any of the Collateral is sold by Lender upon credit or for future delivery, Lender shall not be liable for the failure of the purchaser to pay for same and in such event Lender may resell such Collateral. To the extent permitted by law, Lender may buy any part or all of the Collateral at any public sale (free from any right of redemption, which is expressly waived).

11. Any cash held by Lender as Collateral after and during the continuance of an Event of Default, and any cash held by Lender as Collateral and all cash proceeds received by Lender (all such cash being “Proceeds”) in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, shall be applied promptly from time to time by Lender:

First, to the payment of the reasonable costs and expenses of such sale, collection or other realization, including reasonable compensation to Lender and its agents and counsel, and all reasonable expenses, liabilities and advances made or incurred by Lender in connection therewith;

Second, to the payment of the Obligations; and

Third, after payment in full of all Obligations, pro rata to each person constituting Borrower hereunder or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such Proceeds.

12. No waiver of any breach of or default under any provision of this Agreement shall constitute or be construed as a waiver by Lender of any subsequent breach of or default under that or any other provision of this Agreement.

13. No remedy herein conferred upon Lender is intended to be exclusive of any other remedy herein or in any other agreement between the parties hereto or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.

14. Lender shall not be deemed to assume any responsibility for, or obligation or duty with respect to, any part or all of the Collateral, of any nature or kind, or any matter or proceedings arising out of or relating thereto, including without limitation any obligation or duty to take any action to collect, preserve or protect its or Borrower’s rights in the Collateral or against any prior parties thereto, but the same shall be at Borrower’s (and each of their) sole risk at all times. Except as to gross negligence or willful misconduct, each person constituting Borrower hereunder hereby releases Lender from any claims, causes of action and demands at any time arising out of or with respect to this Agreement, the Obligations, the use of the Collateral and/or any actions taken or omitted to be taken by Lender with respect thereto, and each person constituting Borrower hereunder hereby agrees to hold Lender harmless from and with respect to any and all such claims, causes of action and demands. All risk or loss, damage or destruction of the Collateral shall be borne by such persons, and not Lender.

15. Each person constituting Borrower hereunder hereby waives presentment, notice of dishonor and protest of all instruments included in or evidencing any of the Obligations or the Collateral, and any and all other notices and demands whatsoever (except as expressly provided herein).

16. After an Event of Default shall occur and be continuing, Lender without notice to or demand on Borrower (or either of them) may, but is not obliged to, make any payments and do any acts that Lender may consider necessary to protect Lender’s security interest in the Collateral, and each person constituting Borrower hereunder hereby authorizes Lender to take possession of any or all of the Collateral and to pay, purchase, contest and compromise any encumbrance, charge or lien that in the reasonable judgment of Lender is or may be prior or superior to Lender’s security interest.

17. All judicial proceedings brought against either person constituting Borrower hereunder with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in Los Angeles County in the State of California, and, by execution and delivery of this Agreement, each person constituting Borrower hereunder accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each person constituting Borrower hereunder irrevocably waives any right it may have to assert the doctrine of forum nonconveniens or to object to venue to the extent any proceeding is brought in accordance with this Section. Each person constituting Borrower hereunder hereby agrees that service upon it by mail at the address set forth in beside its signature to this Agreement shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Lender to bring proceedings against such person in courts of any jurisdiction.

18. EACH PERSON CONSTITUTING BORROWER HEREUNDER AND LENDER HEREBY AGREE TO WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OBLIGATION OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE LOAN TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each person constituting Borrower hereunder and Lender each acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings. Each person constituting Borrower hereunder and Lender further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE EXCEPT BY MUTUAL AGREEMENT AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS CONTEMPLATED BY THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

19. Upon the payment in full of all then outstanding principal under the Note and all interest accrued thereon, this Agreement shall terminate and be of no further force or effect (except the provisions of Section 14 of this Agreement, which shall survive), and all rights to the Collateral shall revert to Borrower, respectively, and Lender shall promptly execute and deliver to such person such documents and instruments reasonably requested by that person as shall be necessary to evidence termination of all security interests given by it to Lender hereunder. In addition, at any time from time to time prior to such termination if any Collateral is sold, leased, exchanged, assigned or otherwise disposed of in accordance with and as not prohibited by this Agreement, the security interests created hereby in such item (but not in any proceeds arising from such sale or exchange) shall terminate immediately without any further action on the part of such person and such Collateral shall no longer be deemed to be “Collateral” for purposes of this Agreement and the covenants contained herein.

20. In case any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

21. This Agreement cannot be changed, modified or supplemented except in a writing signed by the party against whom enforcement of such change, modification or supplement is sought.

22. THIS AGREEMENT IS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS HEREUNDER OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF CALIFORNIA. Unless otherwise defined herein, terms used in Division 9 of the California Commercial Code are used herein as therein defined.

23. All notices, approvals, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy to the address set forth on the signature page hereto. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt, provided that delivery by hand shall be deemed delivered on the first Banking Day after the date of receipt.

24. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

25. This Agreement is for the benefit of Lender and its successors and assigns, and in the event of an assignment of all or any of the Obligations, the rights hereunder, to the extent applicable to the Indebtedness so assigned, may be transferred with such Indebtedness. This Agreement shall be binding on each person constituting Borrower hereunder and its respective successors and permitted assigns, and the rights of such person hereunder shall inure to the benefit of its successors and permitted assigns.

26. To the extent one of the persons constituting Borrower hereunder is deemed a guarantor or surety of the other, such person authorizes Lender without notice to, or demand upon, it, irrespective of any change in the financial condition of Lender, and without affecting its obligations hereunder, from time to time, as often as deemed appropriate by Lender:

(a) to accelerate or postpone the time for performance of, or otherwise modify, amend, supplement or waive, any of the obligations of the other person;

(b) to take and hold security for the performance of the obligations of the other person, and exchange, enforce, waive and release any such security;

(c) to apply such security and direct the order or manner of sale thereof as Lender in its discretion may determine; and/or

(d) to release or discharge the other person or settle, compromise with, release or substitute any one or more endorsers, guarantors and/or other obligors.

27. To the extent one of the persons constituting Borrower hereunder is deemed a guarantor or surety of the other person constituting Borrower hereunder, such person waives:

(a) any right to require Lender to proceed against such other person, to proceed against any other person, firm or corporation, to proceed against or exhaust any security held by Lender or to pursue any other remedy in Lender’s power;

(b) any defense arising out of the absence, impairment or loss of any or all rights or recourse, reimbursement, contribution or subrogation or any other rights or remedies of such other person against Lender, any other person, firm or corporation, or any security, whether resulting from an election by Lender to foreclose on any real property security by trustee’s sale rather than judicial foreclosure, or from any other election of rights or remedies by Lender, or otherwise;

(c) any defense arising by reason of any disability or other defense of such other person or by reason of any invalidity, ineffectiveness or unenforceability of any or all of the Loan Documents, or the cessation from any cause whatsoever of any or all of the Loan Documents or Indebtedness;

(d) diligence, presentment, demand for performance, notice of nonperformance, protest, notice of protest, notice of dishonor, notice of the creation or incurring of new or additional indebtedness of Lender to such other person, notice of acceptance of this Agreement and notices of any other kind whatsoever;

(e) any requirement that, absent a request for such information by such person, Lender advise it of information known to Lender regarding the financial condition of such other person or any other circumstance bearing upon the risk of non-performance of the Indebtedness which diligent inquiry would reveal, such person hereby assuming responsibility for being and keeping informed of each such condition and circumstance;

(f) the benefit of any statute of limitations affecting the Indebtedness or the enforcement hereof to the fullest extent permitted by law, such person agreeing, without limiting the foregoing, that any circumstance which operates to toll any statute of limitations as to Borrower or Lender shall operate to toll any statute of limitations as to such person;

(g) any defense based upon any taking, modification or release of any collateral or guaranty for any indebtedness of the other person to Lender, or any failure to perfect any security interest in or the taking of or failure to take any other action with respect to any collateral securing payment or performance of the Indebtedness;

(h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement, including without limitation, the provisions of California Civil Code Sections 2809, 2810, 2822, 2839, 2845, 2846, 2847, 2848, 2849, 2850, 2899 and 3433;

(i) any rights or defenses based upon an offset by any person constituting Borrower hereunder against any obligation now or hereafter owed to Lender by Borrower; and

(j) any and all subrogation rights, including without limitation, (i) any right to enforce any remedy which Lender now has or may in the future have against any other party, (ii) any and all benefit of, and any and all right to participate in, any security now or in the future held by Lender, and (iii) any right to take or receive from the other party constituting Borrower hereunder, or any other party, directly or indirectly, in cash or other property, by set-off or in any other manner, any payment or security on account of any payment or performance by such person under this Agreement.

28. The obligations of the persons constituting Borrower hereunder shall be joint and several, except where otherwise expressly indicated in this Agreement.

29. As used in this Agreement, the following terms shall have the following meanings:

“California Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of California.

“Capital Expenditures” means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

“Capitalized Lease Obligations” means any indebtedness represented by obligations under a lease that it required to be capitalized for financial reporting purposes in accordance with GAAP, on a consolidated basis.

“Cash Flow” means, for any period, EBIT, plus depreciation and amortization less Capital Expenditures for such period, on a consolidated basis.

“Current Assets” means, at any date, the amount at which all of the current assets of Borrower, on a consolidated basis, would be properly classified as current assets on a balance sheet of Borrower at such date in accordance with GAAP.

“Current Liabilities” means, at any date, the amount at which all of the current liabilities of Borrower, on a consolidated basis, would be properly classified as current liabilities on a balance sheet of Borrower at such date in accordance with GAAP.

“Current Ratio” means, for any period, the ratio of Current Assets to Current Liabilities as at the end of such period.

“Development Payments”, as to any specific period, means the actual payments made by Borrower, on a consolidated basis, during such period for developing specific game titles, accumulated and calculated consistently with the past accounting practices of Borrower as to product development expenditures.

“EBIT” means, with respect to any fiscal period, the sum of Borrower’s consolidated net earnings (or loss) before Interest Expense and taxes for such period as determined in accordance with GAAP.

“Forecasted Loan Balance” means, for any month, the forecasted loan balance for such month as set forth in Exhibit “B” to this Agreement, on a consolidated basis.

“Indebtedness” means, at any date, and in each case on a consolidated basis (i) all indebtedness of Borrower for borrowed money (including indebtedness of Borrower under the Note and under this Agreement) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (ii) all obligations of such persons under financing leases, (iii) all obligations of such persons in respect of acceptances issued or created for its/their account, (iv) all liabilities secured by any lien on any property owned by Borrower even though that person has not assumed or otherwise become liable for the payment thereof and (v) contingent obligations of Borrower (and either of them) under GAAP in respect of another Person’s indebtedness, obligations and liabilities of the type described in the foregoing clauses (i) through (iv).

“Interest Expense” means, for any period, total interest expense payable during such period with respect to all outstanding Indebtedness of Borrower, on a consolidated basis, including all commissions, discounts and other fees and charges owed with respect to letter of credit and bankers acceptance financing, prepayment charges, agency fees, administrative fees, commitment fees (but excluding amortization of capitalized transaction costs allocated to interest expense), payments owed under any interest rate hedging, cap or similar agreement or arrangement, all as determined for such period in accordance with GAAP.

“Loan Documents” means this Agreement and the Note and any other document executed or delivered by Borrower in connection herewith.

“Net Income (Loss)” means, for any period, the net income (or loss) of Borrower, on a consolidated basis, for such period taken as a single accounting period, determined in accordance with GAAP (provided that in determining Net Income (Loss) there shall be excluded (i) the proceeds of any life insurance policy, (ii) gains and losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business, and related tax effects in accordance with GAAP, (v) any other extraordinary or non-recurring gains and losses, and related tax effects in accordance with GAAP.

“Net Sales/Net Assets Ratio”, for any calendar quarter, means the ratio of the running total of the actual sales of Borrower for the immediately preceding twelve (12) month period to the Borrower’s total accounts receivable, inventory, prepaid royalty and prepaid software development expenses, as each is determined in accordance with GAAP, on a consolidated basis, as of the end of such calendar quarter.

“Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

“Uncommitted Advances” has the meaning assigned thereto in Section 1 of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

TDK MEDIACTIVE, INC., a Delaware corporation

By:
Name:	Shin Tanabe
Title:	Its President

Address: 4373 Park Terrace Drive Westlake Village, California 91361 TDK MEDIACTIVE, INC., a Cailfornia corporation

By:
Name:	Shin Tanabe
Title:	Its President

Address: 4373 Park Terrace Drive Westlake Village, California 91361 TDK USA CORPORATION, a New York corporation

By:
Name:
Title:

Address: 901 Franklin Avenue Garden City, New York 11530

EXHIBIT A

PROMISSORY NOTE

EXHIBIT B

MONTHLY FORECASTED LOAN BALANCE

(Amounts in $)

T108	Apr-03	May-03	Jun-03	Jul-03	Aug-03	Sep-03
Ending Balance	$28,700,000	$30,400,000	$33,100,000	$34,400,000	$34,200,000	$36,800,000
T108	Oct-03	Nov-03	Dec-03	Jan-04	Feb-04	Mar-04
Ending Balance	$36,800,000	$36,270,000	$26,970,000	$19,770,000	$19,270,000	$21,070,000